DESCRIPTION OF SERIES A PREFERRED STOCK	8

DESCRIPTION OF THE WARRANT	11

PLAN OF DISTRIBUTION	13

SELLING SECURITY HOLDERS	14

EXPERTS	15

LEGALITY	16

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”). You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Our Internet address is www.1stpeoplesbank.com.  The Company makes available through its website, free of charge, its periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after the Company files such material with, or furnishes such material to, the SEC, as applicable.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the SEC on March 14, 2008 (File No. 000-33351);
•
Our Quarterly Reports on Form 10-QSB or Form 10-Q: for the quarter ended March 31, 2008 filed with the SEC on May 13, 2008; for the quarter ended June 30, 2008 filed with the SEC on August 11, 2008; and for the quarter ended September 30, 2008 filed with the SEC on November 11, 2008 (File No. 000-33351);

•
Our Current Reports on Form 8-K filed with the SEC on May 1, 2008, May 22, 2008, May 23, 2008, August 6, 2008, November 11, 2008 and December 5, 2008 (excluding, in each case, information or documents furnished but not filed therewith) (File No. 000-33351); and

•	The description of our capital stock contained in our Registration Statement on Form SB-2/A filed with the SEC on April 22, 2005 (File No. 333-123229).

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to FPB Bancorp, Inc., 1792 Northeast Jensen Beach Boulevard, Jensen Beach, Florida  34957, Attention: Nancy E. Aumack, Chief Financial Officer.  Telephone requests for copies should be directed to (772) 225-5930.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause FPB’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and subsidiaries include, but are not limited to, changes in:

➢	market interest rates,
➢	general economic conditions,
➢	legislative/regulatory changes,
➢	monetary and fiscal policies of the U.S. Government,
➢	the quality and composition of the loan or investment portfolios,
➢	demand for loan products,
➢	deposit flows,
➢	competition,
➢	demand for financial services in the Company’s primary trade area,
➢	litigation, tax and other regulatory matters,
➢	accounting principles and guidelines, and
➢	other economic, competitive, governmental, regulatory and technological factors affecting FPB’s operations, pricing and services.

Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus. See also “Risk Factors” contained herein and therein.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process.  Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  We urge you to read this prospectus and, if applicable, any prospectus supplement together with additional information described under the headings “Available Information” and “Incorporation of Certain Documents by Reference.”

As used in this prospectus, “FPB,” “the Company,” “we,” “us,” and “ours” refer to FPB Bancorp, Inc. and its subsidiaries; the “Bank” refers to our wholly-owned subsidiary, First Peoples Bank.

OUR COMPANY

FPB Bancorp, Inc.

FPB was incorporated on September 5, 2001. On December 3, 2001, we acquired all of the issued and outstanding stock of First Peoples Bank in a one-for-one share exchange.

First Peoples Bank

The Bank commenced banking operations in Port St. Lucie, Florida, on April 26, 1999, as a state-chartered commercial bank. Our customers are primarily individuals, professionals, small and medium size businesses, and seasonal retirees located predominantly in St. Lucie, Martin and Indian River counties, Florida. We currently have six retail full-service banking offices located in Port St. Lucie, Stuart, Palm City, Gatlin Boulevard, Fort Pierce, and Vero Beach, Florida. Our Stuart branch office opened for business in December 2003, the Fort Pierce branch office opened in June 2004, the Vero Beach branch office opened in March 2006, the Palm City branch office opened in January, 2008 and the Gatlin Boulevard Branch in Port St. Lucie opened in May 2008. The Bank also opened an Operations Center in March of 2007.  The Bank established a new subsidiary in June 2008, Treasure Coast Holdings, Inc., for the sole purpose of managing foreclosed assets.

Our primary business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase securities. We offer a broad range of retail and commercial banking services, including various types of deposit accounts and loans for businesses and consumers. As part of our community bank approach, officers are encouraged to actively participate in community activities and organizations.

Operating and Business Strategy

We are organized as a locally-owned, locally managed community financial institution, owned and managed by people who are actively involved in our market area and committed to our economic growth and development. With local ownership, management, and directors, we believe that we can be more responsive to the communities we serve. Local ownership allows faster, more responsive and flexible decision-making which is not generally available at the majority of financial institutions in or near our market area which mainly consist of branch offices of large regional holding company banks with headquarters located elsewhere in the United States.

Our principal business is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. Funds are provided for the operations from the proceeds from the sale of investments, from amortization and repayment of outstanding loans and investments, from net deposit inflow, and from borrowings. Our earnings depend primarily upon the difference between (1) non-interest income, and the interest and fees we receive from loans, the securities held in our investment portfolio and other investments, and (2) the expenses we incur in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

To the extent market conditions permit, our strategy is intended to insulate our interest rate gap from adverse changes in interest rates by maintaining spreads through the adjustability of our interest-earning assets and interest-bearing liabilities. Our ability to reduce interest-rate risk in our loan and investment portfolios depends upon a number of factors, many of which are beyond our control, including among others, competition for loans and deposits in our market area and conditions prevailing in the economy.

Our primary sources of funds for loans and for other general business purposes are our capital, deposits and loan repayments. We expect that loan repayments will be a relatively stable sources of funds, while deposit inflows and outflows will be significantly influenced by prevailing interest rates, money market rates, and general economic conditions. Generally, short-term borrowings may be used to compensate for reductions in normal sources of funds while longer-term borrowings may be used to support expanded lending activities.

We continually seek to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, we utilize traditional local advertising media to promote and develop loans and deposits. In addition, all of our directors have worked and lived in or near our market area for a number of years. We believe that these factors, coupled with the past and continued involvement of the directors, officers and staff in various local community activities, will further promote our image as a locally-owned independent institution, which we believe is an important factor to our targeted customer base.

RISK FACTORS

Before you invest in our securities, in addition to the risk factors set forth below and other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risk Related to Our Business

Recent negative developments in the financial services industry and the U.S. and global credit markets may adversely impact our operations and results

Negative developments in the latter portion of 2007 and during 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in 2009 and beyond.  Loan portfolio performances have deteriorated at many institutions resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting their loans.  The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions.  Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets, compared to prior years.  As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and capital and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions.  Negative developments in the financial services industry and the impact of any new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

Our business is subject to the success of the local economies where it operates

Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our primary and secondary markets. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally continue to remain challenged, our business may be adversely affected.  Prolonged adverse economic conditions in our specific market area could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

We have made and hold in our portfolio a number of land acquisition and development and construction loans, which pose more credit risk than other types of loans typically made by financial institutions.

Land acquisition and development and construction loans are considered more risky than other types of loans. The primary credit risks associated with land acquisition and development and construction lending are underwriting, project risks and market risks. Project risks include cost overruns, borrower credit risk, project completion risk, general contractor credit risk, and environmental and other hazard risks. Market risks are risks associated with the sale of the completed residential or commercial units. They include affordability risk, which means the risk of affordability of financing by borrowers, product design risk, and risks posed by competing projects. While we believe we have established adequate reserves on our financial statements to cover the credit risk of our land acquisition and development and construction loan portfolio, there can be no assurance that losses will not exceed our reserves, which could adversely impact our earnings.  Non-performing loans in our land acquisition and development and construction portfolio may increase further and these non-performing loans may result in a material level of charge-offs, which may negatively impact our capital and earnings.

An inadequate allowance for loan losses would reduce our earnings.

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require the Bank to increase the allowance for loan losses as a part of its examination process, the Bank’s earnings and capital could be significantly and adversely affected.

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If the value of real estate in our core Florida market were to continue to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us.

With most of our loans concentrated in St. Lucie, Martin, and Indian River Counties Florida, a further decline in local economic conditions could adversely affect the values of our real estate collateral. Additionally, the availability of property insurance, including windstorm and flood insurance, and the significant increases in the cost thereof in the Florida market may negatively affect borrowers’ abilities to repay existing loans and the abilities of potential borrowers to qualify for new loans. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, the Bank often secures its loans with real estate collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.

Current and anticipated deterioration in the housing market and the homebuilding industry may lead to increased loss severities and further worsening of delinquencies and non-performing assets in our loan portfolios. Consequently, our results of operations may be adversely impacted.

There has been substantial industry concern and publicity over asset quality among financial institutions due in large part to issues related to residential mortgage lending, declining real estate values and general economic concerns. If market conditions continue to deteriorate, they may lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the market value of our loan portfolio, the losses associated with the loans in default and the net realizable value of real estate owned.

The homebuilding industry has experienced a significant and sustained decline in demand for new homes and an oversupply of new and existing homes available for sale in various markets, including the markets in which we lend. Our customers who are builders and developers face greater difficulty in selling their homes in markets where these trends are more pronounced. Consequently, we may face increased delinquencies and non-performing assets if builders and developers are forced to default on their loans with us. We do not anticipate that the housing market will improve in the near-term, and accordingly, additional downgrades, provisions for loan losses and charge-offs related to our loan portfolio may occur.

If we are unable to increase our share of deposits in our markets, we may accept out of market and brokered deposits, the costs of which may be higher than expected.

We can offer no assurance that we will be able to maintain or increase our market share of deposits in our highly competitive service areas. If we are unable to do so, we may be forced to accept increased amounts of out of market or brokered deposits. In addition, the cost of out of market and brokered deposits can be volatile, and if we are unable to access these markets or if our costs related to out of market and brokered deposits increases, our liquidity and ability to support demand for loans could be adversely affected.

Our continued growth and current level of earnings may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate our capital resources as a result of the recent sale of the Series A Preferred Stock to the Treasury will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support our continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we cannot give any assurance that we will be able to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Changes in interest rates may negatively affect our earnings and the value of our assets.

Our earnings and cash flows are largely dependent upon our net interest income.  Net interest income is the difference between interest income earned on interest-earnings assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds.  Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Board of Governors of the Federal Reserve.  Changes in monetary policy, including changes in interest rates, could influence not only the interest the Bank receives on loans and investment securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) the Bank’s ability to originate loans and obtain deposits, (ii) the fair value of our financial assets and liabilities, including the held-to-maturity, available for sale, and trading securities portfolios, and (iii) the average duration of our interest-earning assets.  This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rate indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment.  Any substantial, unexpected, prolonged change in market interest rates could have a material adverse affect on our financial condition and results of operations.

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Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance this strategy will be successful.

We are subject to extensive regulation that could limit or restrict our activities.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

We face regulatory risks related to our commercial real estate loan concentrations.

Commercial real estate, or “CRE,” is cyclical and poses risks of possible loss due to concentration levels and similar risks of the asset class. The banking regulators are more closely scrutinizing CRE lending and may require banks with higher levels of CRE loans to implement more rigorous underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly requiring higher levels of allowances for possible loan losses and capital levels as a result of CRE lending growth and exposures.

We are dependent upon the services of our management team.

Our future success and profitability is substantially dependent upon the management and banking abilities of our senior executives. We believe that our future results will also depend in part upon our attracting and retaining highly skilled and qualified management and other personnel. Competition for such personnel is intense, and we cannot assure you that the Company will be successful in retaining such personnel. We also cannot guarantee that members of our executive management team will remain with us. Changes in key personnel and their responsibilities may be disruptive to the Company’s business and could have a material adverse effect on our business, financial condition and results of operations.

Our profitability could be adversely affected if we are unable to promptly deploy the capital raised in our recent offering

We may not be able to immediately deploy all of the capital raised in the recent sale of the Series A Preferred Stock to the Treasury.  Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

Risk Related to an Investment in Our Securities

Because of our participation in the Treasury’s Capital Purchase Program, we are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on our executive compensation.

On December 5, 2008, pursuant to the Purchase Agreement, the Company issued to the Treasury for aggregate consideration of $5,800,000: (i) 5,800 shares of the Series A Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share; and (ii) the Warrant to purchase 183,158 shares of the Company’s common stock, par value $0.01 per share.  Pursuant to the terms of the Purchase Agreement, our ability to declare or pay dividends on any of our shares is limited. Specifically, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock. In addition, our ability to repurchase our shares is restricted.  Treasury consent generally is required for us to make any stock repurchase until the third anniversary of the investment by the Treasury unless all of the Series A Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the Series A Preferred Stock dividends.

In addition, pursuant to the terms of the Purchase Agreement, we adopted the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds the equity issued pursuant to the Purchase Agreement, including the common stock which may be issued pursuant to the Warrant.  These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.  In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods.  Since the Warrant has a ten year term, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten year time period.

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Future capital needs could result in dilution of an investment in our shares.

Our Board of Directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances would dilute the ownership interests of our shareholders and may dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our shareholders which may adversely impact our shareholders.  Furthermore, future additional dilution may result from exercises of outstanding stock options and warrants.

Although publicly traded, the trading market in our common stock is less liquid and the price of our common stock due to this limited trading market may be more volatile in the future.

Our common stock is thinly traded. Thinly traded stock can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, our shareholders may not be able to sell their shares at the volumes, prices, or times that they desire.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital and is dependent upon the receipt of dividends from the Bank and cash available at the holding company. The ability of the Bank to pay dividends to us is limited by its obligation to maintain sufficient capital and by other general restrictions on their dividends that are applicable to state banks that are regulated by the FDIC.

Our preferred shares impact net income available to our common shareholders and our earnings per share

As long as there are Series A Preferred Shares outstanding, no dividends may be paid on our common stock unless all dividends on the preferred shares have been paid in full.  The dividends declared on our Series A Preferred Shares will reduce the net income available to common shareholders and our earnings per common share.  Additionally, warrants to purchase our common stock issued to the Treasury in conjunction with the Series A Preferred Shares, may be dilutive to our earnings per share.  The Series A Preferred Shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of our business.

We may issue debt and equity securities or securities convertible into equity securities, which are senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, common stock, warrants, or other securities convertible into common stock. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects. This description is subject to and is qualified in its entirety by reference to the Article of Amendment to the Company’s Articles of Incorporation with respect to the Series A Preferred Stock, copies of which have been filed with the SEC as Exhibit 3.1 to the Company’s Form 8-K filed on December 5, 2008 and are also available upon request from us.

General.

Under our Articles of Incorporation, as amended, we have authority to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share in one or more series. Of such number of shares of preferred stock authorized, 5,800 shares have been designated as Series A Preferred Stock, all of which shares of Series A Preferred Stock were issued to the initial selling security holder in a transaction exempt from the registration requirements of the Securities Act.  No other shares of preferred stock are issued and outstanding as of the date hereof.

Our Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock, subject to limitations set forth in our Articles of Incorporation, as amended.

Dividends Payable on Shares of Series A Preferred Stock

Dividends Payable on Series A Preferred Stock.  Holders of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from December 5, 2008 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to Series A Preferred Stock are payable to holders of record of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date. If we determine not to pay any dividend or a full dividend with respect to Series A Preferred Stock, we are required to provide written notice to the holders of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board (“FRB”) is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as the Company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends.  With respect to the payment of dividends and the amounts to be paid upon liquidation, Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to Series A Preferred Stock; and
•
at least equally with all other equity securities designated as ranking on a parity with Series A Preferred Stock (“parity stock”), with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up of the Company.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on the Company’s common stock or other junior stock, other than a dividend payable solely in common stock.

continued

In addition, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on Series A Preferred Stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;
•
purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of the Company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;
•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or repurchases of rights pursuant to any stockholders’ rights plan;
•	acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and
•
the exchange or conversion of (i) junior stock for or into other junior stock or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the Treasury, we must offer to repurchase a ratable portion of Series A Preferred Stock then held by the Treasury.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for Series A Preferred Stock), with respect to Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption.   The Series A Preferred Stock may not be redeemed prior to December 5, 2011 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $1,450,000 which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by the Company from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by the Company, to persons other than the Company or its subsidiaries after December 5, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the FRB. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008. After December 5, 2011, the Series A Preferred Stock may be redeemed at any time, in whole or in part, subject to notice as described below. In any redemption, the redemption price shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock. In case of any redemption of less than all of the shares of Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder). Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights.  In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

continued

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by the Company with or into, any other corporation or by another corporation with or into the Company, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights.  Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting the Company’s board of directors will be automatically increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members of the Company’s board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Stock and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•
any amendment or alteration of our Articles of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•
any amendment, alteration or repeal of any provision of the Articles of Amendment to our Articles of Incorporation with respect to the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of Series A Preferred Stock; or

•
any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

Holders of the Series A Preferred Stock are entitled to one vote for each share on any matter on which such holders are entitled to vote.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF THE WARRANT

The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects. This description is subject to and is qualified in its entirety by reference to the Warrant, copies of which have been filed with the SEC as Exhibit 4.2 to the Company’s Form 8-K filed on December 5, 2008 and are also available upon request from us.

Shares of Common Stock Subject to the Warrant.  The Warrant is initially exercisable for 183,158 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $5,800,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the Treasury will be reduced by 50% to 91,579 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant.  The initial exercise price applicable to the Warrant is $4.75 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Stockholder.  The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability.  The Treasury may not transfer a portion of the Warrant with respect to more than 91,579 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $5,800,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

continued

Adjustments to the Warrant.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 5, 2011 and the date the Treasury no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;
•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;
•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 5, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus for the selling securityholders. We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Purchase Agreement. However, the Company will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Purchase Agreement, the Company has agreed to provide certain indemnification to the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, in connection with this offering. The selling securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the securities. The securities being offered hereby may be sold from time to time, by the selling securityholders by one or more of the following methods:

➢	to or through underwriting syndicates represented by managing underwriters;
➢	through one or more underwriters without a syndicate for them to offer and sell to the public;
➢	through broker-dealers or agents; and
➢	to investors directly in negotiated sales or in competitively bid transactions.

If the selling securityholders use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account.  The obligations of the underwriters to purchase the securities will be subject to certain conditions.  Unless indicated otherwise, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Unless otherwise indicated, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for the account of the selling securityholders and will receive commissions from the selling securityholders.

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders may also sell offered securities directly. In this case, no underwriters or agents would be involved. The securities may be sold from time to time in one or more transactions:

➢	at fixed prices, which may be changed;
➢	at market prices prevailing at the time of the sale;
➢	at varying prices determined at the time of sale; or
➢	at negotiated prices.

These sales may be affected in transactions, which may involve crosses or block transactions:

➢
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the common stock;

➢	in the over-the-counter market;
➢	in transactions other than on these exchanges or services or in the over-the-counter market; or
➢	through the writing of options, whether the options are listed on an options exchange or otherwise.

            Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may also be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus.  In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling securityholders may also transfer the shares by other means not described in this prospectus.  Moreover, the selling securityholders may decide not to sell any securities offered hereby.

In addition, in connection with the sale of the securities or otherwise, the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

                Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, upon being notified by the selling securityholders that a material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.  Such prospectus supplement will disclose:

➢	the name of the selling securityholders and any participating broker, dealer, agent or underwriter;
➢	the number and type of securities involved;
➢	the price at which such securities were sold;
➢	any securities exchanges on which such securities may be listed;
➢	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and
➢	other facts material to the transaction.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

SELLING SECURITYHOLDERS

On December 5, 2008, we issued the securities covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	5,800 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;
•	a warrant to purchase 183,158 shares of our common stock, representing beneficial ownership of approximately 8.17% of our common stock as of January 2, 2009, on a pro forma basis; and
•	183,158 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 8.17% of our common stock as of December 29, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series A Preferred and common stock issuable upon exercise of the Warrant as described in “Description of Series A Preferred Stock” and “Description of the Warrant” above, respectively.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us. Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2007 have been audited by Hacker, Johnson & Smith, P.A., Tampa, Florida independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities offered hereby will be passed upon for us by Igler & Dougherty, P.A., Tallahassee, Florida. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commission. All of such expenses will be paid by us. We will not, however, pay for expense such as commissions and discounts of brokers, dealers or agents for the fees and expenses of counsel, if any, for the selling shareholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee…………………………... $        262.13
Accounting fees and expenses…………………..    5,000.00
Legal fees and expenses………………………....   10,000.00
Printing and shipping……………………………      5,000.00
Miscellaneous…………………………………...       5,000.00

                                 Total………………………………….. $ 25,262.13

Item 15.  Indemnification of Directors and Officers

As provided under Florida law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of duty of care or any other duty owed to us as a director, unless the breach of or failure to perform those duties constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;
•	a transaction from which the director received an improper personal benefit;
•	an unlawful corporate distribution;
•	an act or omission which involves a conscious disregard for the best interests of FPB or which involves willful misconduct; or
•	an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

The Company’s Bylaws provide that we shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Company, against reasonable expense incurred by him in connection with such defense.

Our Bylaws also provide that we are required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the board of directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Exhibits denominated with an (a.) were filed with the Company’s Form 8-K filed with the SEC on December 5, 2008 and are incorporated herein by reference.

Item 16.  Exhibits

a. 3.1         Articles of Amendment to the Articles of Incorporation authorizing the Preferred Shares.
a. 4.1         Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A
a. 4.2         Warrant to Purchase up to 183,158 shares of Common Stock
5.1             Opinion of Igler & Dougherty, P.A.
23.1           Consent of Hacker, Johnson & Smith, P.A.
23.2           Consent of Igler & Dougherty, P.A. (included in Exhibit 5.1)
24              Power of Attorney (included in signature page)

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

continued

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

 (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

               (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

               (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 (6) That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port St. Lucie, State of Florida, on January 5, 2009.

FPB BANCORP, INC.

Date: January 5, 2009                                                                           By: /s/ David W. Skiles
      David W. Skiles
      Principal Executive Officer, Chief Executive Officer,
President and Director

Date: January 5, 2009                                                                           By: /s/ Nancy E. Aumack
      Nancy E. Aumack
      Principal Financial Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Each of the undersigned, being a director or officer of FPB Bancorp, Inc. hereby constitutes and appoints David W. Skiles and Nancy E. Aumack, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign one or more Registration Statements on Form S-3 pursuant to the requirements of the Securities Act of 1933, as amended, or such other form as such attorney-in-fact may deem necessary or desirable, any amendments thereto, and all additional amendments thereto, each in such form as they or any one of them may approve, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done so that such Registration Statement shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Gary A. Berger	Chairman of the Board	January 5, 2009
Gary A. Berger
/s/ Donald J. Cuozzo	Director	January 5, 2009
Donald J. Cuozzo
/s/ Ann L. Decker	Corporate Secretary and Director	January 5, 2009
Ann L. Decker
/s/ Timothy K. Grimes	Director	January 5, 2009
Timothy K. Grimes
/s/ John S. Leighton, III	Director	January 5, 2009
John S. Leighton, III
Director
Paul J. Miret
s/s Robert L. Schweiger	Director	January 5, 2009
Robert L. Schweiger
/s/ Robert L. Seeley	Director	January 5, 2009
Robert L. Seeley
/s/ David W. Skiles	Chief Executive Officer, President and Director	January 5, 2009
David W. Skiles
/s/ Paul A. Zinter	Director	January 5, 2009
Paul A. Zinter

EXHIBIT INDEX

3.1           Articles of Amendment to the Articles of Incorporation authorizing the Preferred Shares.
4.1           Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A
4.2           Warrant to Purchase up to 183,158 shares of Common Stock
5.1           Opinion of Igler & Dougherty, P.A.
23.1         Consent of Hacker, Johnson & Smith, P.A.
23.2         Consent of Igler & Dougherty, P.A. (included in Exhibit 5.1)
24            Power of Attorney (included in signature page)